Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-275445

AMENDMENT NO. 1 TO

PROSPECTUS SUPPLEMENT DATED JULY 2, 2025

(To Prospectus Dated January 31, 2024)

14,285,715 Shares of Common Stock

Series A Warrants to Purchase up to 14,285,715 Shares of Common Stock (or Pre-Funded Warrants)

Series B Warrants to Purchase up to 14,285,715 Shares of Common Stock (or Pre-Funded Warrants)

This Amendment No. 1 to Prospectus Supplement (this “Amendment”) dated January 27, 2026, filed by Inovio Pharmaceuticals, Inc. (the “Company”), modifies and supplements certain information contained in the Company’s prospectus supplement, dated July 2, 2025 (as amended and supplemented from time to time, the “Prospectus”), as part of the Company’s Form S-3 Registration Statement declared effective by the Securities and Exchange Commission on January 31, 2024. This Amendment is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto. The Prospectus, as amended by this Amendment, relates to the offering of an aggregate of 14,285,715 shares of common stock, par value $0.001 per share, of Inovio Pharmaceuticals, Inc., accompanying Series A common stock warrants (the “Series A Warrants”) to purchase up to 14,285,715 shares of our common stock (or pre-funded warrants to purchase up to 14,285,715 shares of our common stock in lieu thereof), and accompanying Series B common stock warrants to purchase up to 14,285,715 shares of our common stock (or pre-funded warrants to purchase up to 14,285,715 shares of our common stock in lieu thereof) and an amendment to the terms of the outstanding Series A Warrants.

On January 27, 2026, we entered into amendments to the outstanding Series A Warrants (the “Amendments”) with holders of the outstanding Series A Warrants (the “Holders”) whereby we agreed to amend Series A Warrants to extend the expiration date of the outstanding Series A Warrants to 5:00 pm New York City time on March 31, 2026. As of the date of this prospectus supplement, each outstanding Series A Warrant expires at 5:00 pm New York City time on March 31, 2026. All other terms of the Series A Warrants remain unchanged.

The information in this Amendment modifies and supersedes, in part, the information contained in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as so modified or superseded by this Amendment. We may further amend or supplement the Prospectus from time to time by filing additional amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

The Company’s common stock is traded on the Nasdaq Capital Market under the symbol “INO.” On January 26, 2026, the closing sale price of the Company’s common stock was $1.51 per share.

We are a “smaller reporting company” under applicable Securities and Exchange Commission, or the SEC, rules and are subject to reduced public company reporting requirements. See “Prospectus Summary—Implications of Being a Smaller Reporting Company” in the Prospectus.

Investing in the Company’s securities involves risks. Before making any investment in the Company’s securities, you should read and carefully consider risks described in the “Risk Factors” section in the Prospectus and in the Company’s most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if the Prospectus, or any of the supplements or amendments relating thereto, is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Amendment No. 1 is January 27, 2026.